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                                                                  EXHIBIT 10.2












                               TKZ HOLDING CORP.,


                               TUKAIZ LITHO, INC.


                               FRANK DEFINO, SR.


                                     AND


                         TUKAIZ COMMUNICATIONS, L.L.C.



                         MEMBERSHIP INTEREST AGREEMENT

                          Dated as of January 31, 1997




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                               TABLE OF CONTENTS


                                                                       Page

ARTICLE I - PARTIES; CLOSING

1.01     Parties                                                         1
1.02     Closing                                                         1


ARTICLE II - REPRESENTATIONS AND WARRANTIES OF DEFINO

2.01     Power and Authority of Defino                                   2
2.02     Enforceability                                                  2
2.03     Absence of Conflicts                                            3
2.04     Litigation and Claims Against Defino                            3
2.05     Brokers' Fees                                                   3


ARTICLE III - REPRESENTATIONS AND WARRANTIES OF DEFINO AND TUKAIZ

3.01     Organization and Authority                                      3
3.02     Capitalization                                                  3
3.03     Due Authorization                                               4
3.04     Absence of Conflicts                                            4
3.05     Financial Information                                           4
3.06     Absence of Material Changes                                     5
3.07     Title to Properties; Liens                                      5
3.08     Contracts and Agreements                                        6
3.09     Customers and Suppliers                                         6
3.10     Employment Agreements                                           6
3.11     Employee Benefit Plans                                          7
3.12     Patents, Trademarks, Copyrights, Licenses and
           Secrecy Agreements                                            8
3.13     Trade Secrets                                                   9
3.14     Governmental Licenses and Permits                               9
3.15     Indebtedness and Commitments                                    9
3.16     Taxes                                                           9
3.17     Insurance                                                      11
3.18     Litigation and Claims                                          11
3.19     Compliance with Laws                                           11
3.20     Environmental and Occupational Safety Matters                  11
3.21     Brokers' Fees                                                  12
3.22     Contingencies                                                  12
3.23     Employee Severance Claims                                      12
3.24     Bank Accounts                                                  12
3.25     Accounts Receivable                                            12
3.26     Condition of Tangible Assets                                   12
3.27     Inventory                                                      12
3.28     Hazardous Wastes                                               13
3.29     Warranty Expense                                               13
3.30     Powers-of-Attorney                                             13
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                                                                       Page

3.31     Books and Records                                              13
3.32     No Undisclosed Information                                     13


ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF TKZ

4.01     Organization and Authority                                     13
4.02     Due Authorization                                              13
4.03     Absence of Conflicts                                           14
4.04     Litigation and Claims Against TKZ                              14
4.05     Brokers' Fees                                                  14


ARTICLE V - COVENANTS OF DEFINO

5.01     Certain Changes and Conduct of Business                        15
5.02     Access to Information                                          16
5.03     Governmental Approvals                                         16
5.04     Consents and Approvals                                         16
5.05     All Reasonable Efforts                                         16
5.06     Exclusivity                                                    16
5.07     Disclosure Schedule                                            16
5.08     Loans with Tukaiz                                              16


ARTICLE VI - COVENANTS OF TKZ

6.01     Information Kept Confidential                                  17
6.02     Governmental Approvals                                         17
6.03     Consents and Approvals                                         17
6.04     All Reasonable Efforts                                         18


ARTICLE VII - CONDITIONS OF CLOSING

7.01     Preamble                                                       18
7.02     Conditions to Obligations All Parties                          18
7.03     Conditions to Obligations of TKZ                               18
7.04     Conditions to Obligations of Defino                            20


ARTICLE VIII - PUT/CALL PROVISIONS

8.01     Certain Put/Call Definitions                                   20
8.02     Put/Call Rights                                                21
8.03     Closing of Put/Call Rights                                     22
8.04     Operation of Business                                          22


ARTICLE IX - CORPORATE GOVERNANCE; TAX NOTE

9.01     Board of Managers                                              22
9.02     TKZ Note                                                       22
9.03     Tax Obligations                                                23
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                                                                       Page
ARTICLE X - MEMBERSHIP INTEREST TRANSFER RESTRICTIONS

10.01    Restriction on Transfer of Membership Interests                23
10.02    Voluntary Sales                                                23
10.03    Sale of Membership Interests Upon Death                        24
10.04    Payment of Purchase Price                                      24
10.05    Endorsement of Membership Interest Certificates                24
10.06    Other Members                                                  25
10.07    Term                                                           25
10.08    Specific Covenants of the Company                              25


ARTICLE XI - REMEDIES OF BREACHES OF THIS AGREEMENT

11.01    Survival of Representations, Warranties and
           Covenants                                                    25
11.02    Indemnification Provisions for Benefit
           of TKZ                                                       25
11.03    Indemnification Provisions for Benefit
           of Defino                                                    25
11.04    Notice of Claim for Indemnification                            25
11.05    Matters Involving Third Parties                                26
11.06    Treatment of Indemnification Payments                          26
11.07    Other Indemnification Provisions                               26

ARTICLE XII - DEFINITIONS                                               27

ARTICLE XIII - MISCELLANEOUS

13.01    Termination                                                    31
13.02    Further Assurances; Books and Records                          31
13.03    Press Releases and Public Announcements                        31
13.04    Expenses                                                       32
13.05    Governing Law; Submission to Jurisdiction                      32
13.06    Entire Agreement; Modification; Waiver                         32
13.07    Notices                                                        32
13.08    Counterparts                                                   33
13.09    Matters of Construction, Interpretation and
           the Like                                                     33
13.10    No Third-Party Beneficiaries                                   33
13.11    Succession and Assignment                                      33


                                    EXHIBITS

Exhibit A        Form of Opinion of Counsel to Defino and the Company
Exhibit B        Form of Note
Exhibit C        Form of Employment Agreement
Exhibit D        Form of Lease
Exhibit E        Form of Subordinated Convertible Note
Exhibit F        Form of Tax Note
Exhibit G        Form of Opinion of Counsel to Matthews
Exhibit H        Form of Guaranty
Exhibit I        Form of Release

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                                    SCHEDULES

Schedule 2.03     - Third Party Consents for Defino
Schedule 3.01     - Subsidiaries and Investments; Foreign Jurisdictions
Schedule 3.02     - Capitalization
Schedule 3.04     - Third Party Consents for the Company
Schedule 3.05     - Financial Statements
Schedule 3.06     - Changes Since January 31, 1996
Schedule 3.07(a)  - Real Property
Schedule 3.07(b)  - Buildings and Plants
Schedule 3.07(c)  - Other Assets
Schedule 3.08     - Contracts and Agreements
Schedule 3.09     - Customers and Suppliers
Schedule 3.10     - Employment and Collective Bargaining Agreements
Schedule 3.11     - Employee Benefit Plans
Schedule 3.12     - Patents, Trademarks and Copyrights
Schedule 3.13     - Trade Secrets
Schedule 3.14     - Governmental Licenses and Permits
Schedule 3.15     - Indebtedness and Commitments
Schedule 3.16     - Taxes
Schedule 3.17     - Insurance
Schedule 3.18     - Litigation and Claims
Schedule 3.19     - Compliance with Laws
Schedule 3.20     - Environmental and Occupational Safety Matters
Schedule 3.24     - Bank Accounts
Schedule 3.30     - Powers-of-Attorney

       6                 MEMBERSHIP INTEREST AGREEMENT

THIS MEMBERSHIP INTEREST AGREEMENT (this "Agreement") dated as of January 31, 1997, among TKZ HOLDING CORP., a Pennsylvania corporation ("TKZ") and a wholly-owned subsidiary of Matthews International Corporation, a Pennsylvania corporation ("Matthews"), TUKAIZ LITHO, INC., an Illinois corporation ("Tukaiz"), FRANK DEFINO, SR., an individual 50% shareholder of Tukaiz ("Defino") and, upon its later signature hereto as set forth in Section 1.01 below, TUKAIZ COMMUNICATIONS, L.L.C., an Illinois limited liability company (the "Company"). TKZ and Tukaiz are herein sometimes referred to individually as "Member" and together as the "Members". Capitalized terms used in this Agreement which are not otherwise defined herein are defined in Article XII hereof.
                                  WITNESSETH:

WHEREAS, Defino, along with Michael Vitallo ("Vitallo"), own all of the outstanding capital stock of Tukaiz, which is at present Common Stock, without par value (the "Common Stock");

WHEREAS, concurrently with the execution of this Agreement, TKZ is entering into a transaction to purchase a 50% interest in the assets and liabilities of Tukaiz pursuant to an Asset Purchase Agreement of even date herewith among TKZ, Tukaiz and Vitallo (the "Asset Purchase Agreement"), the closing of which shall be held at of the same time as the Closing hereunder;

WHEREAS, at the Closing TKZ and Tukaiz then intend to contribute all the assets of Tukaiz into the Company in exchange for 50% of the Membership Interests for each of TKZ and Tukaiz;

WHEREAS, this Agreement is intended to, among other things, (i) set forth the terms of a put/call arrangement for the purchase by TKZ of Defino's Membership Interests; (ii) provide for a line of credit to be supplied by the Company to Defino after the Closing; (iii) provide for an employment agreement to be entered into by Defino at the Closing; (iv) set forth certain matters of corporate governance between the Members; (v) set forth certain matters regarding a Subordinated Convertible Note to be issued by the Company in favor of Venetian Investment Corporation, a Delaware corporation and a wholly owned subsidiary of Matthews, in exchange for a cash payment to the Company of $5,500,000 to be used to prepay all existing non-trade debt of the Company (other than that owed to Defino or Vitallo) which is prepayable without penalty, with the remainder to be used as working capital for the Company;
(vi) set forth certain matters concerning the Tax Note to be issued by Defino in favor of TKZ; and (vii) set forth certain restrictions on the transfer of Membership Interests; and

WHEREAS, the Members also desire to effectively control the ultimate management of the Company for their mutual interests and to protect against the divisive results of outsiders acquiring Membership Interests who may not prove compatible with the remaining Members by providing for the rights of first refusal set forth herein;

NOW, THEREFORE, for and in consideration of their mutual covenants herein contained, and with the intent to be legally bound hereby, the parties agree as follows:
                                   ARTICLE I
                               Parties; Closing

1.01 Parties. TKZ, Tukaiz and Defino acknowledge and agree that the Company has not been organized at the time that such parties are signing this
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Agreement and therefore has not signed  this Agreement, but this Agreement nevertheless is a binding and enforceable agreement among the signing parties as to their respective rights and obligations hereunder. The Company shall sign this Agreement at the Closing and thereby become bound by the rights and obligations hereunder, and at that time this Agreement shall remain in full force and effect without further action by any other party hereto.

1.02 Closing. Subject to the terms and conditions set forth herein, the closing of this Agreement and the transactions contemplated hereby (the "Closing") shall be held at the offices of Reed Smith Shaw & McClay, 435 Sixth Avenue, Pittsburgh, Pennsylvania at 10:00 a.m., prevailing Pittsburgh time, on January 31, 1997 or such other date mutually agreeable to the parties which is following the satisfaction of the conditions contained in Article VII hereof (the date of the Closing is referred to herein as the "Closing Date"). If the Closing Date is January 31, 1997, such Closing shall be deemed to be effective as 12:01 a.m. on February 1, 1997.

                                   ARTICLE II
                   Representations and Warranties of Defino

Defino represents and warrants to TKZ that the statements contained in this
Article II are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), except in each case as set forth in the Disclosure Schedule.

2.01 Power and Authority of Defino. Defino has the unrestricted right and power to execute and deliver this Agreement and the other Transaction Documents to which he is a party and to perform his obligations hereunder and thereunder.

2.02 Enforceability. This Agreement and each of the other Transaction Documents to which Defino is a party constitute the legal, valid and binding obligations of Defino enforceable against Defino in accordance with their respective terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors' rights and general principles of equity.

2.03 Absence of Conflicts. Neither the execution and delivery by Defino of this Agreement or the other Transaction Documents to which Defino is a party, the compliance by Defino with the terms and conditions hereof and thereof, nor the consummation by Defino of the transactions contemplated hereby and thereby will:
(a) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, or notice to or filing with a governmental body with respect to Defino,
(b) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, Lien, lease, agreement or instrument to which Defino is a party or by which Defino is bound or to which any property of Defino is subject,
(c)  result in the creation of any Lien upon any of the assets of Defino, or
(d) give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration), under any such

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indenture, mortgage, Lien, lease, agreement or instrument,

except that prior to the Closing of the transactions contemplated hereby the consents, approvals and filings referred to in Schedule 2.03 have to be obtained or made.

2.04 Litigation and Claims Against Defino. There are no actions, suits or proceedings pending or threatened against Defino which could reasonably be expected, if adversely determined, to delay, prevent or hinder the consummation of the transactions contemplated by this Agreement.

2.05 Brokers' Fees. Defino has not incurred any liability for brokerage fees, finder's fees,agent's commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby.

                                  ARTICLE III
              Representations and Warranties of Defino and Tukaiz

Each of Defino and Tukaiz represents and warrants to TKZ that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except in each case as set forth in the Disclosure Schedule.

3.01 Organization and Authority. Tukaiz is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Tukaiz (i) has full corporate power and authority to own and lease the property and assets it now owns and leases and to carry on its business as and where such property and assets are now owned or leased and such business is now conducted and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the property and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified and (iii) except as set forth on Schedule 3.01, has not owned and does not now own directly or indirectly any debt or equity securities issued by any other corporation, or any interest in any partnership, joint venture or other business enterprise. Seller is not authorized to do business as a foreign corporation in any jurisdiction. The copies of the articles of incorporation and bylaws of the Company, which have previously been delivered to TKZ, are complete and correct and in either case have not been amended since prior to June 1, 1996. Tukaiz has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. There are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or threatened against the Company.

3.02 Capitalization. The entire authorized capital stock of Tukaiz, and the capital stock of Tukaiz which is as of the date of this Agreement issued and outstanding, is as set forth on Schedule 3.02. All such outstanding shares of capital stock of Tukaiz as set forth on Schedule 3.02 are validly issued, fully paid and nonassessable and are owned beneficially and of record by the persons set forth on such Schedule, free and clear of all Liens. Except as set forth on Schedule 3.02, there are outstanding no securities, subscriptions, options, warrants, phantom stock rights, calls or rights of any kind, or rights with respect to convertible debt, issued or granted by, or binding upon, Tukaiz or Defino to purchase or otherwise acquire any shares of capital stock of Tukaiz, or other equity securities or equity interests in Tukaiz.
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3.03  Due Authorization.  The execution and delivery by Tukaiz of this
Agreement and the other Transaction Documents to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate proceedings on the part of Tukaiz. This Agreement and each of the other Transaction Documents to which Tukaiz is a party constitute the legal, valid and binding obligations of Tukaiz enforceable against Company in accordance with their respective terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors' rights and general principles of equity.

3.04 Absence of Conflicts. Neither the execution and delivery by Tukaiz of this Agreement or the other Transaction Documents to which Company is a party, the compliance by Company with the terms and conditions hereof and thereof, nor the consummation by Tukaiz of the transactions contemplated hereby and thereby will:
(a) conflict with any of the terms, conditions or provisions of the articles of incorporation or bylaws of Tukaiz,

(b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, or notice to or filing with a governmental body with respect to Tukaiz,

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, Lien, lease, agreement or instrument to which Tukaiz is a party or by which it is bound or to which any property of Tukaiz is subject,

(d)  result in the creation of any Lien upon any of the assets of Tukaiz, or

(e) give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration), under any such indenture, mortgage, Lien, lease, agreement or instrument,

except that prior to the Closing of the transactions contemplated hereby the consents, approvals and filings referred to in Schedule 3.04 have to be obtained or made.

3.05 Financial Information. Defino has heretofore furnished to TKZ the financial statements and information with respect to Tukaiz described on
Schedule 3.05 (the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied and fairly present:

(a) the consolidated financial position of Tukaiz as at October 31, 1996 and as of January 31, 1996, 1995 and 1994, and
(b) the consolidated results of operations and changes in financial position of Tukaiz for the period ending October 31, 1996 and for the years ended January 31, 1996, 1995 and 1994.

The books and records of Tukaiz from which the Financial Statements were prepared properly and accurately record the transactions and activities which they purport to record.
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3.06  Absence of Material Changes.  Except as set forth in Schedule 3.06 or the Financial Statements, since January 31, 1996 there has not been:

(a) any Material Adverse Effect with respect to Tukaiz, or any event, condition or state of facts which could be reasonably expected (i) to have a Material Adverse Effect on Tukaiz, or (ii) to impair materially the ability of Tukaiz or Defino to perform its obligations under this Agreement,

(b) any damage, destruction, condemnation or loss, whether covered by insurance or not, which has had, or could reasonably be expected to have, a Material Adverse Effect on Tukaiz,

(c) any strikes or work stoppages against the operations of Tukaiz relating to the conduct of its business or any injunction, order, writ or decree of any court or other governmental agency or instrumentality against such strikes or work stoppages, or

(d) any action taken by Tukaiz of the nature referred to in Section 5.01 hereof.

3.07  Title to Properties; Liens.

(a) Real Property. Tukaiz does not own any real property in fee. Schedule 3.07(a) identifies all interests of Tukaiz in leaseholds under leases and material easements and other material interests in real property owned by Tukaiz (the "Real Property"). Except for the Real Property, no other real property is used in the business of Tukaiz. Schedule 3.07(a) identifies, and Defino has heretofore made available to TKZ true and complete copies of, all leases or other instruments, in each case as in effect on the date hereof (the "Real Property Instruments"), which evidence the interests of Tukaiz in the Real Property. Except as set forth in Schedule 3.07(a), all of such leases and other instruments are in full force and effect and there is no material default, nor any event which with notice or the lapse of time or both will become a material default, under any such leases or other instruments, by Tukaiz or, to the knowledge of Defino, any other party thereto. To the best of Defino's and Tukaiz's knowledge, the Real Property includes all material easements and rights-of-way necessary for present access to and use of the Real Property. The Real Property conforms to all applicable zoning laws and regulations and no notice of violation of any such laws or regulations relating to any of the Real Property has been received by Tukaiz or Defino.
No condemnation proceedings are proposed, threatened or pending which would materially affect the Real Property.

(b)  Buildings and Equipment.  Schedule 3.07(b) hereto identifies separately:

(i) all buildings in which Tukaiz has an interest or which are used in the business of Company,
(ii) all machinery and equipment owned or leased by Tukaiz as lessee or used in its business having a current replacement cost in excess of $10,000 and the location thereof (the "Equipment"),
(iii) all leases and other instruments which evidence the interests of Tukaiz in Equipment and any other equipment leases under which Company is lessee and which provide for aggregate rental payments after January 1, 1996 in excess of $10,000 (the "Equipment Instruments") and
(iv) any other equipment used but not owned or leased by Tukaiz.
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Defino has heretofore delivered to TKZ true and complete copies of all
Equipment Instruments, in each case as in effect on the date hereof. Except as set forth in Schedule 3.07(b), all such Equipment Instruments are in full force and effect and there is no material default, nor any event which with notice or the lapse of time or both will become a material default, under any such Equipment Instruments, by Tukaiz or, to the knowledge of Defino, any other party thereto. Except as set forth in Schedule 3.07(b), Tukaiz has good title to the Equipment it owns, free and clear of any and all Liens other than Permitted Liens. The buildings and plants referred to in clause (i) of this
Section 3.07(b) and the Equipment do not encroach on the property of others.

(c) Other Assets. Except as set forth in Schedule 3.07(c), all other assets of Tukaiz, including all assets shown on the consolidated balance sheet of Company as at January 31, 1996 described in Section 3.05 hereof (other than assets disposed of in the ordinary course of business since such date) are owned by Tukaiz , as the case may be, free and clear of any and all Liens other than Permitted Liens.

3.08 Contracts and Agreements. Schedule 3.08 identifies all of the contracts, commitments and agreements of Tukaiz, not otherwise identified in any other Schedule, which

(i) individually or in the aggregate involve purchases after the date hereof of more than $10,000 from any one seller or group of related sellers,
(ii) individually or in the aggregate involve sales or leases after the date hereof of more than $10,000 to any one buyer or lessee or group of related buyers or lessees,
(iii) are contracts, commitments or agreements or involve transactions, with any Affiliate of Tukaiz,
(iv) are contracts, commitments and agreements not in the ordinary course of business of Tukaiz, or
(v) are contracts, commitments or agreements otherwise material to the business of Tukaiz.

The contracts, commitments and agreements listed on Schedule 3.08 are hereinafter called the "Contracts". Defino has heretofore delivered to TKZ true and complete copies of all Contracts as in effect on the date hereof. Except as set forth in Schedule 3.08, all Contracts are in full force and effect (other than those which have been duly performed) and there is no material default, nor any event which with notice or the lapse of time or both will become a material default, under any of the Contracts, by Tukaiz or, to the knowledge of Defino, any other party thereto.

3.09 Customers and Suppliers. Schedule 3.09 identifies each of the customers and suppliers of Tukaiz whose purchases from or sales to Company constituted 5 percent or more of the combined net revenues or net purchases, respectively, of Tukaiz taken as a whole during the year ended January 31, 1996, and during the nine fiscal months ended October 31, 1996, showing, with respect to each, the name and address, dollar volume and nature of the relationship (including the principal categories of products leased or sold).

3.10.  Employment Agreements.  Schedule 3.10 identifies

(a) each management or employment contract or contract for personal services with any officer, consultant, salesman or other non-union employee or agent of Tukaiz which is not by its terms terminable at will or on less than 30 days' notice without penalty,
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(b)  each officer, consultant, salesman or other non-union employee or agent of Tukaiz receiving as at the date hereof compensation (including bonuses and commissions, if any) at an annual rate of $50,000 or more, specifying the rate of such compensation (including such bonuses and commissions) and the positions held by such persons, and

(c) each collective bargaining agreement or other agreement covering unionized or hourly employees to which Tukaiz is a party or which covers employees of Tukaiz .

The contracts and agreements identified on Schedule 3.10 are hereinafter called the "Employment Contracts." Defino has heretofore made available to TKZ true and complete copies of each of the Employment Contracts as in effect on the date hereof. Except as listed on Schedule 3.10, there are no material disputes presently subject to any grievance procedure, arbitration or litigation under the Employment Contracts nor is there any material default, or any event which with notice or the lapse of time or both will become a material default, under the Employment Contracts, by Tukaiz or, to the knowledge of Defino, any other party thereto. There are no strikes, lockouts or work stoppages or slowdowns or, to the knowledge of Defino, jurisdictional disputes or organizing activity occurring or threatened with respect to the business operations of Tukaiz.

3.11  Employee Benefit Plans.

(a) Schedule 3.11 lists each Employee Benefit Plan that Tukaiz maintains or to which Tukaiz contributes:

(i) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and operation in all respects with the applicable requirements of ERISA, the Code and other applicable Laws.
(ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.
(iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been or will be paid to each such Employee Pension Benefit Plan before the Closing Date or within 60 days after the Closing Date. All premiums or other payments for all periods ending on or before the Closing Date have been paid, or will be paid before the Closing Date, with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.
(iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received a favorable determination letter from the Internal Revenue Service.
(v) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder, determined in accordance with PBGC methods, factors and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

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
(vi) Defino has delivered to TKZ correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report and all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan.

(b) With respect to each Employee Benefit Plan that Tukaiz maintains or ever has maintained or to which it contributes, ever has contributed or ever has been required to contribute:

(i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the knowledge of any of Defino, threatened.
(ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of Defino, threatened, except that the former plan administrator is being investigated for self dealing practices with all of his clients, with respect to which Seller is not involved in such investigation as a possible defendant. Defino has no knowledge of any basis for any such action, suit, proceeding, hearing or investigation.
(iii) Tukaiz has not incurred, and Defino has no reason to expect that Tukaiz will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

(c) Tukaiz has not contributed to or been required to contribute to any Multiemployer Plan, and Tukaiz has no Liability (including withdrawal Liability) under any Multiemployer Plan.

(d) Tukaiz has not maintained or contributed to or been required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B).

3.12  Patents, Trademarks, Copyrights, Licenses and Secrecy Agreements.
Schedule 3.12 identifies all patents, patent applications, trademarks, trademark applications, trade names and copyrights owned by Tukaiz and all patent, trademark, copyright, trade name and technology licenses or secrecy agreements of Tukaiz. All such patents, trademarks, copyrights and applications have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Registrar of Copyrights or the corresponding offices of other countries, and have been properly maintained and renewed in accordance with applicable laws and regulations. Except as disclosed in Schedule 3.12, there is no patent, copyright, trade name or trademark infringement or similar proceeding pending or, to the knowledge of Defino, threatened against Tukaiz. Defino has no knowledge of any substantial basis for any contention that

(a) any of the material patents, trademarks, trade names, copyrights or applications therefor of Tukaiz are invalid or subject to claim of patent abuse,

(b) Tukaiz is infringing in any material respect any patents, trademarks, trade names or copyrights of others,

(c) Tukaiz is violating in any material respect any technology or secrecy rights of any person, or

(d) any patents, trademarks, trade names, copyrights, technology or secrecy rights are being used contrary to the provisions of any material licensing or other agreement.

Schedule 3.12 lists all material licenses and other rights which have been granted by Tukaiz for the use of any patents, trademarks, trade names, copyrights, trade secrets and similar rights.

3.13 Trade Secrets. Tukaiz has the right to use, subject to the license and secrecy agreements listed on Schedule 3.13 hereto, free and clear of any claims of others (pending or threatened), all trade secrets, customer lists and technical information being used in the business and operations of Tukaiz to the extent and on the products on which, or in respect of which, such items are being used.

3.14 Governmental Licenses and Permits. Schedule 3.14 hereto identifies all licenses, permits and variances of all United States Federal, state and local governmental authorities relating to the business and operations of Tukaiz (the "Permits"). Defino has heretofore delivered to TKZ true and complete copies of the Permits as in effect on the date hereof. Except as set forth in
Schedule 3.14, all governmental licenses and permits material to or necessary in the conduct of the business of Tukaiz have been obtained and are in full force and effect, and Company is not in material violation of any such licenses or permits, and no proceeding is pending or threatened to revoke or limit any thereof.

3.15 Indebtedness and Commitments. Schedule 3.15 hereto identifies each contract or agreement under which Tukaiz has outstanding any indebtedness, obligation (including without limitation guarantees) or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability (the "Debt Instruments"). Defino has heretofore delivered to TKZ true and complete copies of each of the Debt Instruments as in effect on the date hereof.
Except as set forth in Schedule 3.15, there is no event of default or condition or event which, with the giving of notice or the lapse of time or both, could become an event of default under any of the Debt Instruments.

3.16  Taxes.  Except as set forth in Schedule 3.16 hereto:
(a) as of the Closing Date, Tukaiz will have prepared and executed and duly filed when due all United States Federal, state and other Tax Returns required to be filed by applicable laws and regulations for all periods to and including periods ending on such date and all Taxes or installments thereof that are shown to be due on such Tax Returns will have been duly and timely paid,
(b) with respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Tukaiz has made due and sufficient current accruals for such Taxes in its financial statements, and

Tukaiz has made all required estimated Tax payments sufficient to avoid any underpayment penalty,
(c) Defino has furnished to TKZ complete and correct copies of all United States Federal, state and local income Tax Returns relative to the operations of Tukaiz for the period beginning January 1, 1988 and ending January 31, 1996, together with complete and correct copies of all reports of United States Federal, state and local Tax authorities relating to examinations of such returns,
(d) there are no agreements, waivers or arrangements by Tukaiz for the extension of the time for the assessment of any material amounts of Tax, and no power of attorney granted by Tukaiz with respect to any Taxes is currently in effect. No closing agreement under Section 7121 of the Code or any similar provision of any state, or local law has been entered into by or with respect to Tukaiz,
(e) all United States Federal, state and local income Tax Returns of Tukaiz for each year to and including the year ended December 31, 1993 have been examined by or accepted as filed with the relevant Tax authorities and any asserted deficiencies settled and paid,
(f) the consolidated balance sheets of Tukaiz as at January 31, 1996 and October 31, 1996 adequately provide (either in accruals for Taxes, deductions from refundable Taxes or in other recorded liability or reserve accounts) for the payment of all Taxes payable by Tukaiz for the period ended on each such date and for all periods prior thereto,
(g) there have been no deficiencies proposed as a result of the examination of any United States Federal, state or other Tax Returns filed by Tukaiz. No audit or other proceeding by any court, governmental or regulatory authority, or similar person, is pending or threatened with respect to any Taxes due from or with respect to Tukaiz or any Tax Return filed by or with respect to Company, and no assessment of Tax is proposed against Company or any of its respective assets,
(h) Tukaiz has not filed or consented to the filing of any United States Federal or state consolidated income Tax Return with any other person,
(i) Tukaiz does not have any liability or potential liability with respect to any consolidated Tax Return filed or to be filed by any person,
(j) Tukaiz has not consented to the application to it of Section 341(f)(2) of the Code,
(k) there are no Liens with respect to Taxes upon any of the assets of Tukaiz, other than Liens with respect to Taxes that are not yet due or remain payable without penalty or are being contested in good faith and by appropriate proceedings and for which adequate current reserves have been established in accordance with generally accepted accounting principles, and
(l) Tukaiz has not been nor is it in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment or withholding of Taxes. Tukaiz has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate Taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

3.17 Insurance. Schedule 3.17 hereto is a complete and correct list of all material insurance policies of Tukaiz or by which Tukaiz or any of its properties or assets is covered, all of which are presently in full force and effect. Defino has furnished to TKZ complete and correct copies of such policies as in effect on the date hereof.

3.18  Litigation and Claims.  Except as set forth in Schedule 3.18:

(a) there are no actions, suits or proceedings pending or threatened against Tukaiz which could reasonably be expected, if adversely determined, to have a Material Adverse Affect on Tukaiz taken as a whole, or to delay, prevent or hinder the consummation of the transactions contemplated by this Agreement,

(b) Tukaiz has not been charged with violating or threatened with a charge of violating, nor is it under investigation with respect to a possible violation of, any provision of any United States Federal, state, local or foreign law or administrative ruling or regulation, and

(c) Tukaiz has not received any currently effective notice of any default, nor is in default, under any order, writ, injunction, decree or permit of any court or of any commission or other administrative or regulatory agency.

To the knowledge of Defino, except as set forth in Schedule 3.18, there is no investigation of the business or properties of Tukaiz being conducted by any governmental authority or agency which, individually or in the aggregate, could reasonably be expected to result in any action which might have a Material Adverse Effect on Tukaiz.

3.19 Compliance with Laws. Except as set forth in Schedule 3.19, Tukaiz has complied with all laws, regulations, orders, judgments or decrees of any United States Federal, state or local court or any governmental authority, noncompliance with which, in the aggregate, might have a Material Adverse Effect on Tukaiz.

3.20  Environmental and Occupational Safety Matters.  Except as set forth in
Schedule 3.20

(a) To the best of Defino's and Tukaiz's knowledge, Tukaiz has been and is in compliance with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Tukaiz alleging any failure to so comply. Without limiting the generality of the preceding sentence, Tukaiz has obtained, and has been and is in compliance with all of the terms and conditions of, all permits, licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health and Safety Laws applicable to it. No such permits, licenses or other authorizations have expired, have been administratively extended or will lapse or become void as a result of the transactions contemplated by this Agreement.
(b) To the best of Defino's and Tukaiz's knowledge, Tukaiz does not have any liability (and Tukaiz has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility, in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Tukaiz giving rise to any liability) for response or remediation costs, fines or penalties at any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any other reason, under any Environmental, Health or Safety Law.

3.21 Brokers' Fees. Neither Defino nor Tukaiz has incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby for which TKZ or Tukaiz will be responsible.

3.22  Contingencies.  Except for:

(a) liabilities which are disclosed and fully provided for in the most recent balance sheet referred to in Section 3.05, and

(b) liabilities incurred in the usual and ordinary course of business of Tukaiz subsequent to the date of such balance sheet and on or prior to the Closing Date,

Tukaiz has no material liabilities or obligations (absolute or contingent, known or unknown, asserted or unasserted), including without limitation contingent liability for the performance of any obligation by any other person.

3.23 Employee Severance Claims. There will be no liability of Tukaiz in respect of severance or separation pay to persons employed by Company on the Closing Date as a result of the consummation of this Agreement and the transactions contemplated hereby.

3.24 Bank Accounts. Schedule 3.24 sets forth a true and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Tukaiz maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.25 Accounts Receivable. All accounts receivable of Tukaiz represent bona fide claims against debtors for sales, leases, services performed or other charges arising on or before the Closing Date. To the best of Defino's and Tukaiz's knowledge, said accounts receivable are subject to no material defenses, counterclaims or rights of setoff, other than cash discounts, returns and allowances and credits for freight granted in the ordinary course of business and are otherwise fully collectible in the ordinary course of business.

3.26 Condition of Tangible Assets. Except for ordinary wear and tear, the tangible assets of Tukaiz are in all material respects (i) structurally sound with no material defects, (ii) in good operating condition and repair, (iii) adequate for the uses to which they are presently being put, and (iv) not in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

3.27 Inventory. The inventory of Tukaiz is (except to the extent of any reserves reflected on the most recent balance sheet set forth in Section 3.05 hereof) in all material respects of a quality and quantity usable and salable in the ordinary course of business and all such inventory is reflected on such balance sheet, with adequate provisions or adjustments having been made for excess inventory, slow-moving inventory and inventory obsolescence and shrinkage, in accordance with generally accepted accounting principles consistently applied.

3.28  Hazardous Wastes.
(a) To the best of Defino's and Tukaiz's knowledge, all properties and equipment used by Tukaiz are and have been free of asbestos, PCB's, underground storage tanks, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans and Extremely Hazardous Substances.
(b) No Extremely Hazardous Substances, have been disposed of, discharged, spilled, placed or applied on or below the surface of any other property by or on behalf of Tukaiz.

3.29 Warranty Expense. The aggregate expense incurred by Tukaiz to satisfy uninsured warranty claims has not exceeded in the aggregate $50,000 in any of the past three fiscal years, and since January 1, 1993 Tukaiz has not incurred any material increase in such warranty expense or made any material change in its warranty practices or policies.

3.30 Powers-of-Attorney. Except as set forth on Schedule 3.30, no person has been authorized to exercise a power-of-attorney, or to act as attorney-in-fact, with respect to Tukaiz.

3.31 Books and Records. To the best of Defino's and Tukaiz's knowledge, the minute books and other similar records of Tukaiz contain a true and materially complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of Tukaiz's stockholders, boards of directors, and committees thereof. Such books and records have been maintained, in all material respects, in accordance with good business and bookkeeping practices.

3.32 No Undisclosed Information. Except as disclosed herein, Defino does not have any knowledge of any matter involving Tukaiz which might have a Material Adverse Effect on Company. Neither this Agreement nor any document, certificate or statement furnished or to be furnished to TKZ by or on behalf of Defino in connection with the transactions provided for herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE IV
                     Representations and Warranties of TKZ

TKZ represents and warrants to Defino that the statements contained in this
Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article IV).

4.01 Organization and Authority. TKZ is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. TKZ has the corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

4.02 Due Authorization. The execution and delivery by TKZ of this Agreement and each of the other Transaction Documents to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate proceedings on the part of TKZ. This Agreement and the other Transaction Documents to which TKZ is a party constitute the legal, valid and binding obligations of TKZ enforceable against TKZ in accordance with their respective terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors' rights and general principles of equity.

4.03 Absence of Conflicts. Neither the execution and delivery by either TKZ of this Agreement and the other Transaction Documents to which it is a party, the compliance by TKZ with the terms and conditions hereof or thereof, nor the consummation by TKZ of the transactions contemplated hereby or thereby will

(a) conflict with any of the terms, conditions or provisions of the articles of incorporation or bylaws of TKZ,
(b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, or notice to or filing with a governmental body with respect to TKZ,
(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, Lien, lease, agreement or instrument to which TKZ is a party or by which it is bound or to which any of its property is subject,
(d)  result in the creation of any Lien upon any of the assets of TKZ, or
(e) give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration) under any such indenture, mortgage, Lien, lease, agreement or instrument,

which, with respect to the matters specified in clauses (b) through (e) of this Section 4.03 could reasonably be expected to delay, prevent or hinder in any material respect the transactions contemplated hereby.

4.04 Litigation and Claims Against TKZ. There are no actions, suits or proceedings pending or threatened against TKZ which could reasonably be expected, if adversely determined, to delay, prevent or hinder the consummation of the transactions contemplated by this Agreement.

4.05. Brokers' Fees. TKZ has not incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transactions contemplated hereby for which Defino will be responsible.

                                   ARTICLE V
                              Covenants of Defino

Defino covenants and agrees as follows:

5.01  Certain Changes and Conduct of Business.

(a) Negative Covenants. From and after the date of this Agreement and until the Closing, without the prior written consent of TKZ, Defino will not permit Tukaiz to:

(i)  make any material change in the conduct of its business or operations;
(ii) issue any additional shares of capital stock or equity securities or pay any dividends or make any distributions with respect to its capital stock;

(iii) incur any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except transactions pursuant to existing contracts or entered into in the usual and ordinary course of business;
(iv) make any sale, assignment, transfer or other conveyance of any of its assets or any part thereof, except transactions pursuant to existing contracts or entered into in the usual and ordinary course of business;
(v) subject any of its assets or any part thereof to any Lien or suffer such to be imposed;
(vi) enter into any new, or amend any existing, contracts, commitments or agreements which meet the criteria set forth in any of subparagraphs (i) through (v) of Section 3.08 of this Agreement, except contracts for the purchase or sale of inventory, equipment, supplies or raw materials entered into in the usual and ordinary course of business and the pending purchase of new machinery already disclosed to Buyer to meet its anticipated contractual obligations to Woldorf and State Farm Insurance Company;
(vii) enter into any new, or amend in any material respect any existing, employee benefit plan, policy, agreement, arrangement or understanding, except as required by law, or grant any material increases in rates of pay to hourly or salaried employees except as required by law or by any existing collective bargaining or employment agreement;
(viii) enter into any transaction otherwise than in the usual and ordinary course of business;
(ix) take or omit to take any action which would cause Defino to be unable to furnish the certificate called for by Section 7.03(a) hereof; or
(x)  commit itself to do any of the foregoing.

(b) Affirmative Covenants. From and after the date of this Agreement and until the Closing, Defino will cause Tukaiz to:

(i) continue to maintain its properties in accordance with present practice in a condition suitable for their current use;
(ii) maintain all existing material insurance policies in full force and effect;
(iii) file when due all required United States Federal, state, foreign and other Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and an adequate bond is posted or other appropriate action is taken to assure that none of its assets shall be subjected to any Lien therefor, foreclosed against or taken in payment thereof;
(iv)  continue to conduct its businesses in the ordinary course;
(v) keep its books of account, records and files in the ordinary course in accordance with their existing practices; and
(vi) continue to maintain existing business relationships with suppliers, customers and vendors of leased equipment.

5.02 Access to Information. From and after the date of this Agreement and until the Closing Date, Defino will, and will cause Tukaiz to, afford to TKZ and TKZ's authorized representatives reasonable access to the officers, employees, properties, books and records of Tukaiz and will, and will cause Tukaiz to, furnish or make available to TKZ such additional financial and operating data and other information pertaining to Tukaiz as TKZ may reasonably request. Any furnishing of such information to TKZ or investigation by TKZ shall not affect the right of TKZ to rely upon the representations and warranties of Defino in this Agreement.

5.03  Governmental Approvals.  Defino shall

(a) in a timely, accurate and complete manner make, or cause Tukaiz to make, such required filings with and prepare such required applications to any governmental agency with which such filings or applications are required to be made or whose approval or consent is required for the consummation by Defino or Tukaiz of the transactions contemplated by this Agreement, and

(b) provide to TKZ such information as TKZ may require to make such filings and prepare such applications as may be required for the consummation by TKZ of the transactions contemplated by this Agreement.

5.04 Consents and Approvals. Defino shall take, and shall cause Tukaiz to take, all necessary action and use all reasonable efforts to obtain all consents, approvals, permits and licenses required of any of them to carry out the transactions contemplated in this Agreement.

5.05 All Reasonable Efforts. Defino shall, and shall cause Tukaiz to, use all reasonable efforts to cause all the conditions precedent to the consummation of the transactions contemplated hereby applicable to Defino and Tukaiz to be met as promptly as practicable.

5.06 Exclusivity. Until the Closing Date, Defino shall not (i) entertain any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any of the assets of Tukaiz (including any acquisition structured as a merger, consolidation or share exchange) or to any other transaction which could result in control of Tukaiz by any Person other than TKZ, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Defino shall notify TKZ immediately if any Person makes any proposal, offer, inquiry or contact with respect to any such acquisition or transaction.

5.07  Disclosure Schedule.  Defino shall promptly supplement the Disclosure
Schedule if events occur prior to the Closing that would have been required to be disclosed had they existed at the time of executing this Agreement. The Disclosure Schedule, as supplemented prior to the Closing, will contain a true, correct and complete list and description of all items required to be set forth therein. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies such exception with particularity.

5.08 Loans with Tukaiz. Defino acknowledges and agrees that the loans from Defino to Tukaiz and from Tukaiz to Defino shall remain with Tukaiz and not be transferred to the Company.

                                   ARTICLE VI
                                Covenants of TKZ

TKZ covenants and agrees as follows:

6.01 Information Kept Confidential. Unless and until the transactions contemplated hereby have been consummated, TKZ and its officers, employees, agents and representatives will hold in strict confidence, and not use in any way except in connection with the transactions contemplated by this Agreement, all data and information obtained in connection with the transactions contemplated by this Agreement from Defino or Tukaiz or from any officer, employee, agent or representative of any of them whether pertaining to the financial condition, results of operations, methods of operations or products of Tukaiz or otherwise, except any of the same which

(a)  was in the public domain prior to being furnished to TKZ,

(b)  was known to TKZ prior to its disclosure to TKZ by Defino or Tukaiz,

(c) is required to be disclosed by TKZ or by its officers, agents or representatives in connection with any court action or any proceeding before a governmental regulatory or administrative body or in connection with securing any consent or approval required hereunder or any financing contemplated hereby,

(d) is disclosed to TKZ by a third party, who did not unlawfully acquire or receive such information on a confidential basis from Defino or Tukaiz subsequent to its disclosure to TKZ by Defino or Tukaiz , or

(e) after being furnished to TKZ, entered the public domain through no act or failure to act on the part of TKZ.

In the event that this Agreement shall be terminated (whether or not as permitted by Section 13.01), TKZ and its authorized representatives shall promptly destroy or return to Tukaiz all information furnished by Defino or Company and any copies or extracts thereof; provided, however, that TKZ may retain such information until final resolution of any claim made by or against TKZ pursuant to Section 13.01(b).

6.02  Governmental Approvals.  TKZ shall

(a) in a timely, accurate and complete manner make such required filings with and prepare such required applications to any governmental agency with which such filings or applications are required to be made or whose approval or consent is required for the consummation by TKZ of the transactions contemplated by this Agreement, and

(b) provide to Defino such information concerning TKZ as Defino may require to make such filings and prepare such applications as may be required for the consummation by Defino of the transactions contemplated by this Agreement.

6.03 Consents and Approvals. TKZ shall use all reasonable efforts to obtain all consents, approvals, permits and licenses required of it to carry out the transactions contemplated in this Agreement.

6.04 All Reasonable Efforts. TKZ shall use all reasonable efforts to cause all the conditions precedent to the consummation of the transactions contemplated hereby applicable to TKZ to be met as promptly as practicable.

                                  ARTICLE VII
                             Conditions of Closing

7.01 Preamble. The respective obligations set forth herein of Defino, Tukaiz and TKZ to consummate the agreements and the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing, in the case of the obligations of TKZ, of the conditions set forth in Sections 7.02 and 7.03, and, in the case of the obligations of Defino and Tukaiz, of the conditions set forth in Sections 7.02 and 7.04. Any of the following conditions may be waived in whole or in part by the party or parties whose obligations are subject to such conditions.

7.02  Conditions to Obligations All Parties.

(a) No Orders. There shall be in force no order or decree restraining, enjoining, prohibiting, invalidating or otherwise preventing to a material degree the consummation of the transactions contemplated by this Agreement or the other agreements or documents described herein.
(b) No Litigation. No governmental department, agency, commission or other governmental entity shall have notified any party hereto of its intention to institute any suit, proceeding or investigation, and no such suit, proceeding or investigation and no suit instituted by any person shall be pending (except for suits, proceedings or investigations which, in the opinions of counsel for TKZ and Defino, have no substantial likelihood of success) against any party hereto to restrain, enjoin, prohibit, invalidate or otherwise prevent to a material degree the transactions contemplated by this Agreement or the other agreements or documents described herein, or to obtain substantial damages from any party hereto in connection with this Agreement or the other agreements and documents described herein or the consummation of the transactions contemplated hereby or thereby.
(c) Consents and Approvals. Any and all consents, orders, permits, licenses, qualifications, authorizations or approvals from governmental authorities required for the consummation of the transactions contemplated by this Agreement shall have been obtained.
(d) Vitallo Transaction. The closing with Vitallo and Tukaiz under an Asset Purchase Agreement acceptable to both Vitallo and TKZ shall occur simultaneously with the Closing.
(e) Creation of the Company. The Company shall have been formed, the operating agreement with respect thereto shall have been signed and TKZ and Tukaiz shall have contributed their assets of Tukaiz to the Company in exchange for 50% of the Membership Interests of the Company for each of TKZ and Tukaiz; provided, however, that the assets of Tukaiz contributed to the Company shall not include the Excluded Assets.
(f) Line of Credit Funding Requirements. The Company shall have entered into a bank line of credit in order to fund its obligations under the Note.

7.03  Conditions to Obligations of TKZ.

(a) Representations and Warranties of Defino; Performance of Covenants. Except as otherwise consented to in writing by TKZ, the representations and warranties in Article II and Article III hereof shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as though made at and as of such time. Except as otherwise consented to in writing by TKZ, Defino shall have complied in all material respects with all covenants and conditions contained herein required to be performed or complied with by it at or before the Closing. At the Closing TKZ shall have received a certificate of Defino to the foregoing effects, which certificates shall list or attach copies of any such written consents by TKZ.
(b) Opinion of Counsel for Defino. TKZ shall have received from William Diamant, Esquire or other counsel satisfactory to TKZ a favorable written opinion, dated the Closing Date and in substantially the form attached hereto as Exhibit A. In rendering the foregoing opinion, such counsel may rely on the opinions, satisfactory in form and substance to TKZ, of other counsel satisfactory to TKZ.
(c) Permits, Consents, Etc. Any and all orders, permits, licenses, qualifications, authorizations or approvals, and any and all consents with respect to agreements required for the closing of the transactions contemplated by this Agreement to have been obtained by Defino shall have been obtained.
(d) TCS Stock. Defino and Vitallo shall have contributed their shares of capital stock of TCS to Tukaiz prior to Tukaiz contributing its assets (including such stock) to the Company.
(e) Transaction Documents. The parties thereto shall have entered into the Note substantially in form of Exhibit B hereto, the Employment Agreement substantially in the form of Exhibit C hereto, the Lease substantially in the form of Exhibit D hereto, the Subordinated Convertible Note substantially in the form of Exhibit E hereto (and the funding thereunder shall have occurred) and the Tax Note substantially in the form of Exhibit F hereto (and the funding thereunder shall have occurred). In addition, certain key employees of Tukaiz shall have entered in employment agreements with the Company, to the reasonable satisfaction of TKZ.
(f) Proceedings and Incumbency. On the Closing Date there shall have been delivered to TKZ a certificate in form and substance satisfactory to TKZ, dated the Closing Date and signed on behalf of Tukaiz by the Secretary or an Assistant Secretary of Tukaiz, certifying as to (a) true copies of the articles of incorporation and bylaws of such entity as in effect on such date,
(b) true copies of all corporate action taken by such entity relative to this Agreement and the other Transaction Documents to which it is a party, and (c) the names, true signatures and incumbency of the officer or officers of such entity authorized to execute and deliver this Agreement and the other Transaction Documents to which it is a party.
(g) Results of "Due Diligence" Inquiry. Any investigation of Tukaiz and Defino undertaken by TKZ shall not have resulted in the discovery of any information or matter which TKZ in its sole discretion has determined to be material and adverse.
(h) Material Adverse Change. Seller shall not have suffered any change in its condition (financial or otherwise) or in its assets, liabilities (absolute or contingent) or business, except changes in the lawful and ordinary course of business, and none of such changes as may have occurred, individually or in the aggregate, shall have materially and adversely affected its business, property, assets, condition or prospects.
(i) Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement and to close the transactions contemplated hereby and all other related legal matters shall be satisfactory to counsel for TKZ.

7.04  Conditions to Obligations of Defino.

(a) Representations and Warranties of TKZ; Performance of Covenants. Except as otherwise consented to in writing by Defino, the representations and warranties in Article IV hereof shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as though made at and as of such time. Except as otherwise consented to in writing by Defino, TKZ shall have complied in all material respects with all covenants and conditions contained herein required to be performed or complied with by it at or before the Closing. At the Closing Defino shall have received a certificate of TKZ to the foregoing effects, which certificate shall list or attach copies of any such written consents of Defino.

(b) Opinion of Counsel for TKZ. Defino shall have received from Reed Smith Shaw & McClay, counsel to TKZ, a favorable opinion, dated the Closing Date and in substantially the form attached hereto as Exhibit G. In rendering the foregoing opinion, such counsel may rely on the opinions, satisfactory in form and substance to Defino, of other counsel satisfactory to Defino.

(c) Permits, Consents, Etc. Any and all orders, permits, licenses, qualifications, authorizations or approvals, and any and all consents with respect to agreements required for the closing of the transactions contemplated by this Agreement to have been obtained by TKZ shall have been obtained.

(d) Transaction Documents. The parties thereto shall have entered into the Note substantially in form of Exhibit B hereto, the Employment Agreement substantially in the form of Exhibit C hereto, the Lease substantially in the form of Exhibit D hereto, the Subordinated Convertible Note substantially in the form of Exhibit E hereto (and the funding thereunder shall have occurred), the Tax Note substantially in the form of Exhibit F hereto (and the funding thereunder shall have occurred) and the Guaranty substantially in the form of Exhibit H hereto.

(e) Proceedings and Incumbency. On the Closing Date there shall have been delivered to Defino a certificate in form and substance satisfactory to Defino, dated the Closing Date and signed on behalf of TKZ by the Secretary or an Assistant Secretary of such entity, certifying as to (a) true copies of the articles of incorporation and bylaws of such entity as in effect on such date,
(b) true copies of all corporate action taken by such entity relative to this Agreement and the other Transaction Documents to which it is a party, and (c) the names, true signatures and incumbency of the officer or officers of such entity authorized to execute and deliver this Agreement and the other Transaction Documents to which it is a party.

(f) Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement and to close the transactions contemplated hereby and all other related legal matters shall be satisfactory to counsel for Defino.
                                  ARTICLE VIII
                               Put/Call Provisions

8.01 Certain Put/Call Definitions. The following definitions shall apply to the Put/Call Rights described in this Article VIII:

(a) "Applicable Percentage" shall mean, at any time, the ratio that a Member's Membership Interests bears to the total Membership Interests then outstanding (without considering the conversion rights which may be then outstanding under the Subordinated Convertible Note).

(b) "Calculated Amount" shall mean, at any time, (i) the indebtedness of the Company (including without limitation amounts outstanding under the Subordinated Convertible Note) other than trade debt and any amounts outstanding under the Note, (ii) less the cash balances of the Company,
(iii) plus $137,500.

(c) "EBIT" shall mean Tukaiz's or the Company's, as the case may be, net earnings prior to goodwill amortization, interest and taxes, and not including any allocations for overhead costs attributable to Matthews (as opposed to the Company), as determined in accordance with generally accepted accounting principles and consistent with past practice by the accountants of Tukaiz or the Company, as the case may be, in their annual review (including calculating depreciation on a straight line method).

(d) "Put/Call Purchase Price" shall mean, at any time, the Applicable Percentage of the Total Equity Value, but subject to Section 8.02(d).

8.02 Put/Call Rights. Commencing 30 days after the fiscal year of the Company which ends in 2001, and on each anniversary of such date thereafter, for a period of 45 days from each such date (the "Exercise Period"), the following put/call rights shall apply to TKZ and Tukaiz (the "Put/Call Rights"):

(a) Tukaiz shall have a put right enabling it (or its successor or representative, as the case may be) to require TKZ to purchase all, but not less than all, of its Membership Interests at a purchase price equal to the Put/Call Purchase Price. The put rights shall be exercisable by Tukaiz (or its successor or representative, as the case may be) during the Exercise Period by written notice to TKZ.

(b) TKZ shall have a call right enabling TKZ to require Tukaiz (or its successor or representative, as the case may be) to sell all, but not less than all, of its Membership Interests at a purchase price equal to the Put/Call Purchase Price. The call rights shall be exercisable by TKZ during the Exercise Period by written notice to Tukaiz.

(c)  "Total Equity Value" shall be determined by the following formula:

             TEV    =  ((EBIT 1 + EBIT 2) / 2 x 8)  less the Calculated Amount
    where    TEV    =   Total Equity Value

             EBIT 1 =  EBIT for the full fiscal year immediately preceding the date of calculation of Total Equity Value

             EBIT 2 =  EBIT for the second full fiscal year preceding the date of calculation of Total Equity Value

(d) Notwithstanding the foregoing or any other provisions of this Agreement, the Put/Call Purchase Price shall be no less than $2,000,000 or greater than $6,000,000.

(e) Notwithstanding the foregoing (i) the Put/Call Rights shall be deemed to be exercised upon the death or disability (as determined under Defino's Employment Agreement) of Defino and (ii) the year "2001" set forth in the introduction paragraph to this Section 8.02(e) shall be deemed to be "1999" if, but only if, Matthews is merged into another entity.

8.03  Closing of Put/Call Rights.

(a) Any purchase by TKZ of any Membership Interests as a result of the occurrence of the exercise of a Put/Call Right shall take place at the principal office of the Company no later than the 45 days (the "Scheduled Put/Call Closing Date") following the date the applicable Put/Call Rights are exercised, with a cash payment by TKZ to Tukaiz on such date.

(b) On the Scheduled Put/Call Closing Date, TKZ shall make the cash payment to Tukaiz referred to in Section 8.03(a) above, but shall offset (i) any amount due to the Company under the Note, and shall pay such amounts that are offset directly to the Company on behalf of Defino to settle and cancel such
Note in full and (ii) any amount due to Venetian under the Tax Note, and shall pay such amounts that are offset directly to Venetian on behalf of Defino to settle and cancel such Note in full.

(c) On the Scheduled Put/Call Closing Date, the Company shall use its reasonable efforts to cause Defino to be released from any and all pre-closing third party obligations with respect to the Company, including any guarantees on third-party debt of the Company, and shall indemnify Defino against any such obligations which are not so released. Tukaiz, Defino and the Company shall execute and deliver a Release (the "Release") substantially in the form of Exhibit I attached hereto.

8.04 Operation of Business. Defino shall cause the Company to be operated in the ordinary course of business prior to any calculation of Total Equity Value and not in a manner which would materially affect such calculation.

                                   ARTICLE IX
                         Corporate Governance; Tax Note

9.01  Board of Managers.

(a) At the Closing, Tukaiz and TKZ shall elect a Board of Managers of the Company, to consist of Defino and Geoffrey Barefoot of Matthews.

(b) If EBIT is less than $1,250,000 for the two consecutive twelve month fiscal years ending January 31, 1998 and January 31, 1999 (or if the fiscal year end of the Company is changed to September 30, September 30, 1998 and September 30, 1999), or any two consecutive twelve month fiscal years thereafter, TKZ shall have the right to immediately appoint an additional manager to provide it with a majority of the managers on the Board, and Tukaiz shall vote its Membership Interests to elect such manager. Such right of TKZ to elect a majority of the managers on the Board shall thereafter continue.

(c) Notwithstanding the foregoing, if Venetian converts its Subordinated Convertible Note into Membership Interests (pursuant to the terms of such Subordinated Convertible Note or this Agreement) and Matthews (through one or more of its subsidiaries) thereby becomes the owner of a majority of Membership Interests of the Company, Matthews shall have the rights provided to a majority owner under the certificate of organization and operating agreement of the Company, including the right to elect such managers as it so chooses from time to time.

9.02 Tax Note. TKZ and Tukaiz shall cause the Company to distribute to Tukaiz at or prior to the end of each calendar quarter an amount of cash necessary for Defino to pay his interest obligations under the Tax Note and to distribute a like amount of cash to TKZ.

9.03 Tax Obligations. TKZ and Tukaiz shall cause the Company to distribute quarterly to Tukaiz and TKZ an equal amount of cash sufficient to pay the greater of the tax obligations of TKZ or Defino.

                                   ARTICLE X
                   Membership Interest Transfer Restrictions

10.01 Restriction on Transfer of Membership Interests. During the term of this Agreement, no Member shall sell, give, pledge, assign or otherwise dispose of any or all of his Membership Interests to any other person or entity except in accordance with the terms hereof.

10.02  Voluntary Sales.
(a) If a Member has received a bona fide written offer stated in terms of cash or cash equivalents from a prospective purchaser of any or all of his Membership Interests (herein referred to as the "Offered Membership Interests"), before accepting such offer, such Member (herein referred to as the "Offering Member") shall offer such Membership Interests in writing to the Company at the price and on the other terms and conditions contained in such offer; provided, however, that the Company shall not be required to meet any non-monetary terms of the offer, including without limitation delivery of other securities in exchange for the Offered Membership Interests. The notice given by the Offering Member shall contain a complete copy of the offer received by him from the bona fide offeror.
(b) The Company shall have the right, within thirty (30) days after receipt of such notice, to notify the Offering Member of its election to purchase, specifying the number of interests it desires to purchase. In such notice, the Company shall also fix a closing date not more than thirty (30) days after the date of its notice of election to purchase.
(c) Should the Company not desire to purchase the Membership Interests offered, the Company shall promptly communicate the offer for the remaining interests to the other Members who shall have thirty (30) days from the date of such notice within which to notify the Offering Member and the Company of their respective elections to purchase. The other Members shall have the option of purchasing the Membership Interests at the same price and terms as the Company. The closing date of any purchase hereunder by such other Members shall be not more than thirty (30) days after the date of their notice of election to purchase. Any Membership Interests purchased by the other Members shall be purchased in proportion to their holdings. That is, the number of Offered Membership Interests that each other Member shall be entitled to purchase hereunder shall be determined by multiplying the total Offered Membership Interests by a fraction, the numerator of which shall be the number of Membership Interests then owned by the purchasing Member (or which the purchasing Member shall have the right to acquire by reason of a then pending offer to purchase) and the denominator of which shall be the number of Membership Interests then owned by all purchasing Members then participating in such offer.
(d) Unless the Company and the other Members agree to purchase the Offered Membership Interests pursuant to the terms hereof, their right to purchase said interests shall terminate and the Offering Member shall be free for a period of ninety (90) days to sell the Offered Membership Interests to the third person at the same price and on the same terms set forth in the Offering Member's notice of intended sale. Any person who acquires such Membership Interests shall automatically be bound by the terms of this Agreement (including the Put/Call provisions set forth herein) and shall be required to join in and execute and deliver a copy of this Agreement as an additional Member party. If the Membership Interests are not sold by the Offering Member within the ninety (90) day period, all rights to transfer the Membership Interests free of the foregoing restrictions shall terminate.

10.03  Sale of Membership Interests Upon Death.

(a) Following the death of a Member, the Company and the remaining Members shall have the option to purchase all of the Membership Interests held by the deceased Member on the date of his death, and the estate of the deceased Member shall be obligated to sell all of its said interests all on terms herein provided if the Company or the remaining Members exercise their respective options hereunder.

(b) The Company shall have the right, within thirty days after receipt of notice of the death of a Member, to notify the estate of such Member of its election to purchase. In such notice, the Company shall also fix a Closing Date not more than thirty days (30) after the date of its notice of election to purchase.

(c) Should the Company not desire to purchase the Membership Interests of the deceased Member, the Company shall promptly communicate the same to the other Members who shall have thirty (30) days from the date of such notice within which to notify the estate of the deceased Member and the Company of their respective elections to purchase all of such interests. The other Members shall have the option of purchasing interests at the same price and terms as the Company. The closing date of any purchase hereunder by such other Members shall not be more than thirty (30) days after the date of their notice of election to purchase. Any Membership Interests purchased by the other Members shall be purchased in proportion to their holdings, calculated in the manner set forth in Section 10.02(c) hereof.

(d) Subject to Section 8.02(e) hereof, which shall govern with respect to the death of Defino, the price to be paid for the purchased Membership Interest under this Paragraph shall be the Applicable Percentage of Total Equity Value (as such terms are used and defined in Article VIII hereof), and the terms of purchase shall be the Agreement Terms as described in Section 10.04 hereof. The representative of the estate of a deceased Member shall cooperate with the Company and the remaining Members to effectuate the purposes of this Agreement.

10.04  Payment of Purchase Price.

(a) The purchase price for any interests purchased pursuant to this Agreement shall be paid in cash on the closing date.

(b) Upon payment for the Membership Interest purchased hereunder the selling Member or his estate shall deliver the certificates therefor to the purchaser or purchasers, with appropriately executed assignments and endorsements, with all required federal and state tax stamps attached.

(c) The terms of purchase for the Membership Interest determined in accordance with the foregoing shall be the "Agreement Terms" as that term is used herein.

10.05 Endorsement of Membership Interest Certificates. All certificates for Membership Interest subject to this Agreement shall bear the following legend:

"The transfer of these interests is restricted by the terms of a Membership Interest Agreement dated January 3, 1997 which grants certain option rights in the Membership Interests to the Company and to certain other Members and which must be executed by all parties to whom such interests may be transferred. A copy of said Agreement is on file at the offices of the Company."

10.06 Other Members. Upon the issuance by the Company of its Membership Interest to other parties, unless all of the Members otherwise agree, the Company shall require as a condition precedent to such issuance that such issuee execute and agree to be bound by all of the terms and conditions of this Agreement, whereupon the issuee shall be considered a "Member" as that term is defined and used herein.

10.07 Term. This Article X shall terminate upon the voluntary agreement of all Members who are then bound by the terms hereof.

10.08 Specific Covenants of the Company. In addition to agreeing to comply with all provisions of this Agreement, the Company specifically covenants:

(a) To register no change of ownership of a Membership Interest certificate on the books of the Company until all the requirements of this Agreement have been satisfied.

(b) To promptly notify the Members in writing of its intention to waive any option rights given by this Agreement once a corporate decision has been reached to so waive any rights.

                                   ARTICLE XI
                    Remedies for Breaches of this Agreement

11.01 Survival of Representations, Warranties and Covenants. All of the representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and shall continue in full force and effect thereafter until any claim with respect thereto is barred by the applicable statute of limitations.


11.02 Indemnification Provisions for Benefit of TKZ. If there is any breach of any of the representations, warranties or covenants of Defino and/or Tukaiz contained herein, or if any third party alleges facts that, if true, would mean that such a breach existed, and provided that TKZ deliver to Defino, pursuant to Section 11.04 hereof, a claim for indemnification with respect to such alleged breach, then Defino shall indemnify TKZ for any breach of a representation or warranty or a covenant of Defino and/or Tukaiz contained herein by Defino and/or Tukaiz from and against all Adverse Consequences that TKZ has suffered or may suffer caused by, resulting from, arising out of or relating to such breach through and after the date of such claim.

11.03 Indemnification Provisions for Benefit of Defino. If there is any material breach of any of the representations, warranties or covenants of TKZ contained herein, or if any third party alleges facts that, if true, would mean that such a breach existed, and provided that Defino deliver to TKZ pursuant to Section 11.04 hereof a claim for indemnification with respect to such alleged breach, then TKZ shall indemnify Defino from and against all Adverse Consequences that Defino has suffered or may suffer caused by, resulting from, arising out of or relating to such breach through and after the date of such claim.

11.04. Notice of Claim for Indemnification. No claim for indemnification hereunder shall be valid unless notice of such claim is delivered to TKZ (in the case of a claim by Defino) or to Defino (in the case of a claim by TKZ). Any such notice shall set forth in reasonable detail, to the extent known by the person giving such notice, the facts on which such claim is based and the estimated amount of Adverse Consequences resulting therefrom.

11.05.  Matters Involving Third Parties.
(a) If TKZ or Defino receives notice or acquires knowledge of any matter which may give rise to a claim by another person and which may then result in a claim for indemnification under this Article XI, then (i) if such notice or knowledge is received or acquired by TKZ, TKZ shall promptly notify Defino thereof, and (ii) if such notice or knowledge is received or acquired by Defino, he shall promptly notify TKZ thereof; provided, however, that no delay in giving such notice shall diminish any obligation under this Article XI to provide indemnification unless (and then solely to the extent that) the party from whom such indemnification is sought is prejudiced.
(b) Any party from whom such indemnification is sought (the "Indemnifying Party") shall have the right to defend the party seeking such indemnification (the "Indemnified Party") against such claim by another person (the "Third Party Claim") with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as (i) within fifteen days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from and against all Adverse Consequences the Indemnified Party may suffer caused by, resulting from, arising out of or relating to such Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has the financial resources necessary to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim seeks only money damages and not an injunction or other equitable relief,
(iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.05(b) hereof, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnifying Party, and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnified Party.
(d) If any of the conditions specified in Section 11.05(b) hereof is or becomes unsatisfied, however, (i) the Indemnified Party, upon prior written notice to the Indemnifying Party, may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem advisable (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' and accountants' fees and disbursements and amounts paid in settlement), and (iii) the Indemnifying Party shall remain responsible for any Adverse Consequences the Indemnified Party may suffer caused by, resulting from, arising out of or relating to such Third Party Claim to the fullest extent provided in this Article XI.

11.06. Treatment of Indemnification Payments. All indemnification payments made by Defino or TKZ under this Article XI shall be deemed adjustments to the Purchase Price.

11.07. Other Indemnification Provisions. The indemnification provisions in this Article XI are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have for breach of representation, warranty or covenant.

                                   ARTICLE XII
                                   Definitions
"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and attorneys' and accountants' fees and disbursements.

"Affiliate" shall mean a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

"Agreement" shall have the meaning provided in the preamble hereto.

"Agreement Terms" shall have the meaning set forth in Section 10.04 hereof.

"Applicable Percentage" shall have the meaning set forth in Section 8.01.

"Asset Purchase Agreement" shall have the meaning set forth in the recitals hereto.

"Book Value" shall have the meaning set forth in Section 10.03 hereof.

"Calculated Amount" shall have the meaning set forth in Section 8.01.

"Closing" shall have the meaning set forth in Section 1.02.

"Closing Date" shall have the meaning set forth in Section 1.02.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Common Stock" shall have the meaning set forth in the recitals hereto.

"Company" shall have the meaning set forth in the preamble hereto.

"Confidential Information" includes information concerning Tukaiz's sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer's purchases from Tukaiz, its sources of supply, its computer programs, system documentation, special hardware, product hardware, related software development, its manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to Tukaiz or relating to its affairs.

"Contracts" shall have the meaning set forth in Section 3.08.

"Debt Instruments" shall have the meaning set forth in Section 3.15.

"Defino" shall have the meaning set forth in the preamble hereto.

"Disclosure Schedule" shall mean the disclosure schedule dated the date hereof, as supplemented from time to time to the Closing on the Closing Date furnished by Defino to TKZ and containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement.

"EBIT" shall have the meaning set forth in Section 8.01.

"Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or (e) other plan or practice of Tukaiz, whether formal or informal, written or oral, and whether or not legally enforceable, providing or which may provide benefits to employees of Tukaiz in connection with their employment or the termination of their employment by retirement or otherwise.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

"Employment Agreement" shall mean the Employment Agreement dated as of the Closing Date between Defino and the Company.

"Employment Contracts" shall have the meaning set forth in Section 3.10.

"Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety or employee health and safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, medical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, medical, industrial, hazardous or toxic materials or wastes.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


"Equipment" shall have the meaning set forth in Section 3.07(b).

"Equipment Instruments" shall have the meaning set forth in Section 3.07(b).

"Excluded Assets" shall mean the tax deposit receivable due to Tukaiz from the IRS with respect to Tukaiz's election of its taxable year.

"Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

"Exercise Period" shall have the meaning set forth in Section 8.01.

"Fiduciary" has the meaning set forth in ERISA Section 3(21).

"Financial Statements" shall have the meaning set forth in Section 3.05.

"Guaranty" shall mean the Guaranty Agreement of even date herewith of Matthews in favor of Defino.

"Indemnified Party" has the meaning set forth in Section 11.05(b) hereof.

"Indemnifying Party" has the meaning set forth in Section 11.05(b) hereof.

"Lease" shall mean the Lease Agreement dated the Closing Date among Vitallo, Defino and the Company with respect to the Company facilities.

"Lien" means any mortgage, pledge, encumbrance, charge or other security interest other than Permitted Liens.

"Material Adverse Effect" shall mean a material adverse effect on the business, property, financial condition or results of operations of a specified Person.

"Matthews" shall have the meaning set forth in the preamble hereto.

"Member" and "Members" shall have the meanings set forth in the preamble hereto.

"Membership Interests" shall mean the membership interests in the Company.

"Multiemployer Plan" means any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which Tukaiz has an obligation to contribute.

"Note" shall mean the Revolving Credit Note dated the Closing Date in the principal amount of $500,000 made by Defino in favor of the Company, representing a line of credit for Defino.

"Offered Membership Interests" shall have the meaning set forth in Section 10.02(a) hereof.

"Offering Member" shall have the meaning set forth in Section 10.02(a) hereof.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Permits" shall have the meaning set forth in Section 3.14.

"Permitted Liens" shall mean landlord's, workmen's, warehousemen's, materialmen's or other statutory liens or easements, covenants and encumbrances which are not material in character, amount or extent and do not materially detract from the value or materially interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon or therewith.

"Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

"Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

"Put/Call Purchase Price" shall have the meaning set forth in Section 8.01.

"Put/Call Rights" shall have the meaning set forth in Section 8.01.

"Real Property" shall have the meaning set forth in Section 3.07(a).

"Real Property Instruments" shall have the meaning set forth in Section
3.07(a).

"Reportable Event" has the meaning set forth in ERISA Section 4043.

"Release" shall have the meaning set forth in Section 8.03(d).

"Scheduled Put/Call Closing Date" shall have the meaning set forth in Section 8.01.

"Stock Purchase Agreement and General Release" shall mean the Stock Purchase and General Release dated as of the Closing Date between Vitallo and Tukaiz.

"Subordinated Convertible Note" shall mean the $5,500,000 Subordinated Convertible Note dated the Closing Date from the Company in favor of Venetian.

"Tax" or "Taxes" means any United States Federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

"Tax Note" shall mean the Promissory Note dated the Closing Date from Defino in favor of TKZ, in an amount equal to Defino's tax liability with respect to the sale of Tukaiz's assets to TKZ under the Asset Purchase Agreement.

"Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"TCS" shall mean Tukaiz Creative Services, Inc., an Illinois corporation.

"TKZ" shall have the meaning set forth in the preamble hereto.

"Third-Party Claim" has the meaning set forth in Section 11.05(b) hereof.

"Total Equity Value" shall have the meaning set forth in Section 8.01.

"Tukaiz" shall have the meaning set forth in the preamble hereto.

"Transaction Documents" shall mean this Agreement, the Employment Agreement, the Note, the Subordinated Convertible Note, the Tax Note and the Lease.

"Venetian" shall have the meaning provided in the recitals hereto.

"Vitallo" shall have the meaning provided in the recitals hereto.

                                  ARTICLE XIII
                                 Miscellaneous

13.01  Termination.

(a)  This Agreement may be terminated at any time prior to the Closing:

(i)  by the mutual written agreement of Defino, Tukaiz and TKZ;
(ii) by TKZ or Defino or Tukaiz after February 15, 1997 if the Closing of the transactions contemplated hereby has not occurred by that date and if the party exercising the right of termination provided by this clause (ii) is not, at the time of such exercise, in breach of its material obligations under this Agreement;
(iii)  by TKZ on the Closing Date if any of the conditions provided in Section
7.02 or Section 7.03 have not been met and have not been waived;
(iv) by Defino or Tukaiz on the Closing Date if any of the conditions provided in Section 7.02 or Section 7.04 have not been met and have not been waived; or
(v) by TKZ or Defino or Tukaiz if there is an order or decree restraining, enjoining, prohibiting, invalidating or otherwise preventing to a material degree the consummation of the transactions contemplated by this Agreement or the other agreements or documents described herein.

TKZ or Defino or Tukaiz, as the case may be, shall exercise a right of termination provided above by written notice to the other parties hereto.

(b) If this Agreement is terminated by TKZ or Defino or Tukaiz as permitted in Section 13.01(a), such termination shall be without liability of any party to any other party to this Agreement; provided, however, that if such termination shall result from (i) the willful failure of any party to fulfill a condition precedent to the performance of another party or to perform a material covenant of this Agreement or (ii) a material and willful breach by any party of this Agreement, then such party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable counsel fees) sustained or incurred by the other party or parties in connection herewith.

13.02 Further Assurances; Books and Records. From time to time at TKZ's request (whether at or after the Closing) and without further consideration, Defino will execute and deliver such further instruments of conveyance and transfer as TKZ may reasonably request in order to effectively convey and transfer the Membership Interests.

13.03 Press Releases and Public Announcements. Except as otherwise required by law, prior to the Closing, neither TKZ, Tukaiz nor Defino shall issue or permit to be issued any press release, make or permit to be made any public announcement or otherwise disclose or permit to be disclosed any information for the purpose of publication by any print, broadcast or other public media, relating to the transactions contemplated by this Agreement, without the prior written consent of Defino (in the case of an announcement or disclosure other than by Defino) or TKZ (in the case of an announcement or disclosure other than by TKZ); provided, however, that the parties acknowledge that press releases shall be issued upon signing this Agreement and at Closing and agree to cooperate to issue a mutual press release. In the event that such disclosure is required by law, the disclosing party shall be required to give written notice of such requirement to the other party prior to making any such disclosure.

13.04 Expenses. Defino (and not Tukaiz or the Company) will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by them, including, without limitation, all accounting and legal fees and expenses of Defino. TKZ will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by them, including, without limitation, all accounting and legal fees and expenses of TKZ.

13.05 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. TKZ, Tukaiz and Defino submit to the jurisdiction of any state or federal court sitting in Pittsburgh, Pennsylvania or Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding may be heard and determined in any such court. TKZ, Tukaiz and Defino waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety, or other security that might be required of any other party with respect thereto.

13.06 Entire Agreement; Modification; Waiver. This Agreement, including the exhibits, schedules and appendices hereto, constitutes the entire Agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements, express or implied, made by any party to any other party in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. To the fullest extent permitted by law, unless otherwise expressly provided for herein, no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.07 Notices. All notices, demands, claims, requests, undertakings, consents, opinions and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery or by mail, facsimile transmission (with confirmation of receipt), telegraph, telex or similar means of communication, and shall be deemed to have been given or made when delivered, if personally delivered, and otherwise when received, addressed to the respective parties as follows:

If to TKZ:

c/o Matthews International corporation
Two NorthShore Center
Pittsburgh, PA  15212
Attn:  President

If to Defino or Tukaiz:

c/o Frank Defino, Sr.
2917 N. Latoria Lane
Franklin Park, IL  60131
with a copy to:

William Diamant, Attorney
119 E. Ogden Avenue, Suite A
Hinsdale, IL  60521

13.08 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

13.09  Matters of Construction, Interpretation and the Like.

(a) Construction. TKZ, Tukaiz and Defino have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by TKZ, Tukaiz and Defino and no presumption or burden of proof shall arise favoring or disfavoring either TKZ, Tukaiz or Defino because of the authorship of any of the provisions of this Agreement. Any reference to any United States Federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement;
(d) the terms "ARTICLE" or "Section" refer to the specified ARTICLE or Section of this Agreement; (e) the term "or" means "and/or"; (f) the term "party" means, on the one hand, TKZ, on the other hand, Defino and Tukaiz, (g) the word "including" means "including without limitation"; and (h) all references to "dollars" or "$" refer to currency of the United States of America. Each representation, warranty and covenant contained herein shall have independent significance. If TKZ or Defino and Tukaiz materially breach in any respect any representation, warranty, covenant or other obligation contained herein or created hereby, the fact that there exists another representation, warranty, covenant or obligation relating to the same subject matter (regardless of the relative levels of specificity) which has not been breached shall not detract from or mitigate the consequences of such breach. The rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies which any party would otherwise have. The exhibits and schedules specified in this Agreement are incorporated herein by reference and made a part hereof. The article and section headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement.

(b) Severability. The invalidity or unenforceability of one or more of the provisions of this Agreement in any situation in any jurisdiction shall not affect the validity or enforceability of any other provision hereof or the validity or enforceability of the offending provision in any other situation or jurisdiction.

13.10 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than Matthews, TKZ, Defino, Tukaiz, the Company and their respective heirs, legal representatives, successors and permitted assigns.

13.11 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, legal representatives, successors and permitted assigns. No party may assign this Agreement or any of such party's rights, interests or obligations hereunder without the prior approval of the other parties hereto, except that TKZ can assign its Put/Call Rights to another entity controlled by Matthews if sole member limited liability companies are not permitted by Illinois law at the time of the Put/Call Exercise.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed as of the date first above written.

TKZ HOLDING CORP.


By         David M. Kelly
   ---------------------------------

Title:       President
      ------------------------------



TUKAIZ LITHO, INC.


By         Frank Defino Sr.
   ---------------------------------

Title:       President
      ------------------------------


WITNESS:     Carol A. Soltes
        ----------------------------

             Frank Defino Sr.
        ----------------------------
             Frank Defino, Sr.


To be signed at Closing:

TUKAIZ COMMUNICATIONS, L.L.C.


By       Geoffrey D. Barefoot
   ---------------------------------

Title:   Secretary and Treasurer
      ------------------------------